Exhibit 99.2

FA Email

Subject: CNL Healthcare Properties II Announces Updated Net Asset Valuation Results

March 15, 2018

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public

We are pleased to announce that CNL Healthcare Properties II1 board of directors has approved an updated estimated net asset value (NAV)2 per share of $10.06 for all share classes of the company’s common stock, which is available in every state except Pennsylvania, as of Dec. 31, 2017.

•	The price per share for each class of common stock in the current offering will be $10.99 for Class A shares, $10.56 for Class T shares, and $10.06 for Class I shares, based on the estimated NAV and as approved by the board of directors. The public offering prices are effective after the close of business on March 15, 2018. The updated estimated NAV per share will be reflected on shareholders’ second quarter statements.

•	The company shifted to a calendar year-end measurement date to align more closely with recommendations of the Investment Program Association (IPA), [3] a trade association for non-listed direct investment vehicles. The company’s first estimated NAV was as of June 30, 2017.

•	CNL Healthcare Properties II continues to be encouraged by the results of its current and prior estimated NAV per share. This current estimated NAV was achieved from the operating performance of the company’s two assets, the permanent waiver of organizational and offering expenses by its advisor, and the Expense Support Agreement between the company and its advisor.

•	On March 29, 2018, the price for the repurchase of shares under the Redemption Plan and the price for sales of shares under the Distribution Reinvestment Plan will be equal to $10.06 per share for each class, as applicable. Any price change will be reflected in the reinvestment of shareholders’ second quarter distributions, once approved by the board of directors, estimated to be paid on or about June 7, 2018.

•	Monthly cash distributions remain unchanged at $0.0480 per share for all share classes, less class-specific expenses, and monthly stock dividends remain unchanged at 0.00100625 shares on each outstanding share of common stock for all share classes. Distributions will continue to be evaluated monthly based on the overall long-term financial position of the company.[4]

ADDITIONAL INFORMATION

•	The estimated NAV per share represents the midpoint in the range of values, $9.71 to $10.40, provided by CBRE Capital Advisors, Inc. (CBRE Cap), an independent investment banking firm. CBRE Cap is not responsible for the estimated value per share approved by the board of directors.

•	The estimated NAV is a snapshot in time and not indicative of the value the company or shareholders may receive if the company were to list its shares or liquidate its assets, now or in the future. Please review the company’s latest financial filings for more details on performance metrics.

•	A supplement to the prospectus (available at cnlhealthcarepropertiesii.com) will be filed to incorporate the estimated NAV determination.

•	CBRE Cap assisted the valuation committee with the preparation of the estimated NAV per share of its common stock as of Dec. 31, 2017. The estimated NAV per share was determined generally in accordance with the company’s valuation policy and certain methodologies of the Investment Program Association (IPA), a trade association for non-listed direct investment vehicles, as set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Listed REITs.”

For additional information, please review the Form 8-K filed on March 15, 2018, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

[1]	CNL Healthcare Properties II has limited operating history and intends to qualify and elect REIT tax status commencing with the taxable year ending Dec. 31, 2017, or the first year in which it commences material operations. If the company fails to meet the REIT qualification standards now or in the future, the company will be subject to increased taxes, which will decrease investors’ returns.

[2]	The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates that may not be correct. The NAV is based on numerous assumptions and estimates with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the company’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices. CHPII will have the potential for greater volatility due to the substantial portion of assets invested in a limited number of properties.

[3]	There is no assurance that CNL Healthcare Properties II adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

[4]	There is no guarantee of future cash distributions or if distributions will be paid at all. Due to the high levels of investment costs and fees incurred during the company’s initial phase, distributions will not be fully covered by cash flows from operating activities and will be paid from expense waivers, borrowings and offering proceeds, which is not sustainable over the long term and may reduce investors’ return.

For the year ended Dec. 31, 2017, approximately 30 percent of cash distributions were covered by operating cash flow and 70 percent were funded by offering proceeds. For the year ended Dec. 31, 2016, distributions were not covered by operating cash flow and were 100 percent funded by offering proceeds. Distributions paid from sources other than operating cash flow, now and in the future, are not sustainable and can reduce investors’ overall return.

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public

There is no assurance the stated objectives will be met.

Please review the prospectus and the company’s SEC filings for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Stockholders and financial advisors should not place undue reliance on forward-looking statements.

CHPII-0318-00418-003-BD